Exhibit 3.1

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
CPG PARTNERS, L.P.

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CPG PARTNERS, L.P. (the “Partnership”) is made and entered into as of the 14th day of October, 2004 by and among Chelsea Property Group, Inc., a Maryland corporation, as general partner (the “General Partner”), and Simon Property Group, L.P., a Delaware limited partnership, as limited partner (the “Limited Partner”).

WITNESSETH:

WHEREAS, on October 14, 1993, Chelsea GCA Realty, Inc., a Maryland corporation, as the General Partner and certain persons as the Limited Partners, formed a Delaware limited partnership under the name “Chelsea GCA Realty Partnership, L.P.” (the “Partnership”);

WHEREAS, Amendment No. 1 to Partnership Agreement was adopted as of March 31, 1997, whereby, among other things, the concept of Special Units was introduced;

WHEREAS, pursuant to Amendment No. 2 to Agreement of Limited Partnership of the Partnership dated as of October 7, 1997, the General Partner made additional capital contributions from the net proceeds of the sale of certain Series A preferred Shares to the Partnership in exchange for additional partnership interests in the Partnership;

WHEREAS, the Third Amendment to Agreement of Limited Partnership of the Partnership was adopted as of September 3, 1999, which, among other things, established a new class of partnership units, the 9.00% Series B Cumulative Redeemable Preferred Partnership Units, issued the Series B Preferred Partnership Units to TMCT II, LLC, a Delaware limited liability company, and admitted TMCT II, LLC as an additional limited partner;

WHEREAS, on December 29, 2000, the Partnership changed its name to “CPG Partnership, L.P.”;

WHEREAS, in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 20, 2004, by and among Simon Property Group,

Inc., the Limited Partner, Simon Acquisition I, LLC, Simon Acquisition II, LLC, Chelsea Property Group, Inc. and the Partnership, the Limited Partner acquired all of the outstanding limited partnership units of the Partnership on and as of the date hereof;

WHEREAS, the General Partner and the Limited Partner now desire to amend and restate the Agreement of Limited Partnership, dated as of October 14, 1993, of the Partnership, as amended (as so amended prior to the date hereof, the “Prior Partnership Agreement”) in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Prior Partnership Agreement as follows:

ARTICLE I.

DEFINITIONS; ETC.

1.1                                 Definitions.  Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“Act” shall mean the Revised Uniform Limited Partnership Act as enacted in the State of Delaware, and as the same shall be amended from time to time.

“Administrative Expenses” shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, and (ii) those administrative costs and expenses and accounting and legal expenses undertaken by the General Partner on behalf or for the benefit of the Partnership.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Affiliate Financing” shall mean financing or refinancing obtained from a Partner or an Affiliate of a Partner by the Partnership.

“Agreement” shall mean this Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged as bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy,” in conjunction with Section 6.2 of this Agreement, is intended to and shall supersede the events of withdrawal set forth in Sections 17-402(4) and (5) of the Act.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Partnership with respect to the Partnership Interest held by such Partner (net of liabilities to which such property is subject).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable United States Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Depreciation” shall mean for each Partnership Fiscal Year or other period an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Entity” shall mean any general partnership, limited liability partnership, joint stock company, limited partnership, limited liability company, corporation, joint venture, trust or business trust.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“GAAP” shall mean generally accepted accounting principles consistently applied.

“General Partner” shall mean Chelsea Property Group, Inc., a Maryland corporation and any other person that becomes the General Partner of the Partnership pursuant to this Agreement.

“Gross Asset Value” shall have the meaning set forth in Section 4.6(b).

“Gross Income” shall mean the income of the Partnership determined pursuant to Section 61 of the Code before deduction of items of expense or deduction.

“Immediate Family” shall mean, with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants by blood or adoption, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, restrictions, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Limited Partner(s)” shall mean Simon Property Group, L.P., a Delaware limited partnership, together with any person who is admitted in accordance with the terms of this Agreement, but only upon their having been formerly admitted pursuant to the terms hereof.

“Liquidating Agent” shall mean the General Partner or an Affiliate of the General Partner, provided such Liquidating Agent agrees in writing to be bound by the terms of this Agreement.  The Liquidating Agent shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Agent in connection with the dissolution, liquidation and/or winding-up of the Partnership.

“Losses” shall have the meaning set forth in Section 5.1 hereof.

“Minimum Gain” shall have the meaning set forth in Section 5.1(d)(1) hereof.

“Minimum Gain Chargeback” shall have the meaning set forth in Section 5.1(d)(1) hereof.

“Net Financing Proceeds” shall mean the cash proceeds received by the Partnership in connection with any borrowing by or on behalf of the Partnership (whether or not secured), after deduction of all costs and expenses incurred by the Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Partnership, or any interest or premium thereon.

“Net Operating Cash Flow” shall mean, with respect to any fiscal period of the Partnership, the aggregate amount of all cash received by the Partnership from any source for such Fiscal Period (including Net Sale Proceeds and Net Financing Proceeds and distributions from any subsidiary of the Partnership, but excluding Capital Contributions) less the aggregate amount of all expenses or other amounts paid with respect to such period (including all payments of principal and interest on account of our indebtedness of the Partnership), and such additional cash reserves as of the last day of such period as the General Partner deems necessary for any capital or operating expenditure permitted hereunder.

“Net Sale Proceeds” shall mean the cash proceeds received by the Partnership in connection with a sale of any asset by or on behalf of the Partnership after deduction of any costs or expenses incurred by the Partnership, or payable specifically out of the proceeds of such sale (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or which the General Partner elects to repay out of the proceeds of such sale, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale).

“Nonrecourse Liabilities” shall have the meaning set forth in Section 5.1(d)(1) hereof.

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 5.1(d)(2) hereof.

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 5.1(d)(2) hereof.

“Partner Nonrecourse Deduction” shall have the meaning set forth in Section 5.1(d)(2) hereof.

“Partner(s)” shall mean the General Partner and the Limited Partner(s), their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto who have executed the Agreement.

“Partnership” shall mean the limited partnership hereby constituted, as such limited partnership may from time to time be constituted.

“Partnership Fiscal Year” shall mean the calendar year.

“Partnership Interest” shall mean with respect to a Partner, such Partner’s right to the allocations (and each item thereof), specified in Section 5.1 hereof and all distributions from the Partnership, and its rights of management, consent, approval or participation, if any, as provided in this Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Percentage Interest” shall mean, with respect to any Partner, the percentage ownership interest of such Partner in the Partnership.

“Person” shall mean any individual or Entity.

“Pledge” shall mean a pledge or grant of a mortgage, security interest, lien or other encumbrance in respect of a Partnership Interest.

“Profits” shall have the meaning set forth in Section 5.1 hereof.

“Property” shall have the meaning set forth in Section 2.3(a).

“REIT Requirements” shall have the meaning set forth in Section 5.3 hereof.

“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Required Funds” shall have the meaning set forth in Section 4.3 hereof.

“Substituted Limited Partner” shall mean a person that is admitted to the Partnership by the General Partner according to Section 8.1.

“Third Party” or “Third Parties” shall mean a Person or Persons who is or are neither a Partner or Partners nor an Affiliate or Affiliates of a Partner or Partners.

“Third Party Financing” shall mean financing or refinancing obtained from a Third Party by the Partnership.

“Transfer” shall mean any assignment, sale, transfer, conveyance or other disposition or act of alienation, whether voluntary or involuntary, or by operation of law.

ARTICLE II.

ORGANIZATION

2.1                                 Formation.  The Partnership has heretofore been organized pursuant to the provisions of the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth.  The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided.  The General Partner shall promptly cause the execution and delivery of such documents and shall perform such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification, and operation of a limited partnership under the laws of the State of Delaware.  Upon request of the General Partner, the Limited Partner shall execute any certificates required by law to be filed in connection with the formation, qualification, and operation of a limited partnership under the laws of the State of Delaware.

2.2                                 Name.  The business of the Partnership shall be conducted under the name of Chelsea Property Group, L.P.. and all transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.  The Partnership shall at all times conduct its own business in its own name and title to all assets or property owned by the Partnership shall be held in such name.

2.3                                 Purpose and Business of the Partnership.

(a)                                  Subject to the limitations set forth herein, the purpose for which the Partnership is formed is to engage exclusively in the following activities:

(1)                                  to own real estate and improvements located thereon (the “Property”) and to hold, administer, service or enter into agreements for the servicing of or collect amounts due on the Property, including any proceeds or rights associated therewith;

(2)                                  finance, manage, sell, assign, pledge, lease, operate and otherwise deal with the Property.

(3)                                  to incur indebtedness (the “Indebtedness”) secured by the Property and entering into any and all documents necessary to evidence, secure or support the Indebtedness;

(4)                                  to invest or direct the investment of, proceeds from the Property and its other assets and any capital and income of the Partnership;

(5)                                  to do such other things and carry on any other activities necessary, convenient or incidental to any of the foregoing purposes, and have and exercise all of the power and rights conferred upon limited partnerships formed pursuant to the Act in furtherance of the foregoing;

(6)                                  to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownership or possession with respect to all the Property and any property or interests which may be acquired by the Partnership as a result of any sale or other disposition of any Property;

(7)                                  to engage in any activities necessary to authorize, execute and deliver any other instrument, agreement, certificate, notice or document in connection with the activities described above, including the filing of any instrument, agreements, certificates, notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations or necessary or advisable to perfect or protect any security interests granted regarding the Property;

(8)                                  to engage in such lawful activities and to exercise such powers permitted to partnerships under the laws of the State of Delaware that are necessarily incident to or connected with the foregoing or necessary or convenient to accomplish the foregoing and which are consistent with the limitations set forth in this Section 2.3(a) and Section 6.4 hereof.

2.4                                 Location of the Principal Place of Business.  The location of the principal place of business of the Partnership shall be 115 West Washington Street, Indianapolis, Indiana 46204, or

such other location as shall be selected from time to time by the General Partner in its sole discretion.

2.5                                 Registered Agent and Registered Office.  The Registered Agent of the Partnership shall be The Corporation Trust Company, or such other Person as the General Partner may select in its sole discretion.  The Registered Office of the Partnership shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 or such other location as the General Partner may select in its sole and absolute discretion.

2.6                                 Address of the General Partner.  The address of the General Partner is Chelsea Property Group, Inc., 115 West Washington Street, Indianapolis, Indiana 46204.

2.7                                 Address of the Limited Partner.  The address of the Limited Partner is Simon Property Group, L.P., 115 West Washington Street, Indianapolis, Indiana 46204.

ARTICLE III.

TERM

3.1                                 Dissolution. The Partnership shall be dissolved upon the first to occur of one of the following events:

(a) the occurrence of an entry of a judicial decree dissolving the Partnership;

(b) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) any events that result in the General Partner ceasing to be a general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the limited partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

(d) the date on which all of the real property acquired by the Partnership is sold or otherwise disposed of; or

(e) the date on which the Partnership is voluntarily dissolved by the agreement of the Partners.

ARTICLE IV.

CONTRIBUTIONS TO CAPITAL

4.1                                 General Partner Capital Contributions.  As of the date hereof, the General Partner has a Capital Account Percentage as set forth on Schedule 1.  The General Partner may from time to time make Capital Contributions to the Partnership.

4.2                                 Contributions of Limited Partners.  As of the date hereof, the Limited Partner has a Capital Account Percentage as set forth on Schedule 1.  With the consent of the General Partner, the Limited Partner may from time to time make Capital Contributions to the Partnership.  Except as otherwise expressly provided herein or required by applicable law, the Limited Partner shall not be required to contribute any additional capital to the Partnership.

4.3                                 Additional Funds.  The Partnership may obtain funds (“Required Funds”) which it considers necessary to meet the needs and obligations and requirements of the Partnership, or to maintain adequate working capital or to repay Partnership indebtedness, and to carry out the Partnership’s purposes, from the proceeds of Third Party Financing or Affiliate Financing.  In no event may the Partnership obtain any Third Party Financing that is recourse to any Partner or any Affiliate, partner, shareholder, beneficiary, principal, officer, or director of any Partner without the consent of the affected Partner and any other Person or Persons to whom such recourse may be had.

4.4                                 No Third Party Beneficiary.  No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.  None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

4.5                                 No Interest; No Return.  No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.  Except as provided herein or by law, no Partner shall have any right to withdraw any part of its Capital Account or to demand or receive the return of its Capital Contribution from the Partnership.

4.6                                 Capital Accounts.

(a)                                  The Partnership shall establish and maintain a separate capital account (“Capital Account”) for each Partner, including a substitute partner who shall pursuant to the provisions hereof acquire a Partnership Interest, which Capital Account shall be:

(1)                                  credited with the amount of cash contributed by such Partner to the capital of the Partnership; the initial Gross Asset Value (net of liabilities secured by such contributed property that the Partnership assumes or takes subject to) of any other property contributed by such Partner to the capital of the Partnership; such Partner’s distributive share of Profits; and any other items in the nature of income or gain that are allocated to such Partner pursuant to Section 5.1 hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i); and

(2)                                  debited with the amount of cash distributed to such Partner pursuant to the provisions of this Agreement; the Gross Asset Value (net of liabilities secured by such distributed property that such Partner assumes or takes subject to) of any Partnership property distributed to such Partner pursuant to any provision of this Agreement; such Partner’s distributive share of Losses; and any other items in the nature of expenses or losses that are allocated to such Partner pursuant to Section 5.1 hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i).

In the event that a Partner’s Partnership Interest or portion thereof is transferred within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Partnership Interest or portion thereof so transferred.

In the event that the Gross Asset Values of Partnership assets are adjusted as described below in Section 4.6(b) hereof, the Capital Accounts of the Partners shall be adjusted to reflect the aggregate net adjustments as if the Partnership sold all of its property for their fair market values and recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied as provided in the Regulations.

(b)                                 The term “Gross Asset Value” or “Gross Asset Values” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(1)                                  the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as reasonably determined by the General Partner;

(2)                                  the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, immediately prior to the following events:

(i)                                     a Capital Contribution (other than a de minimis Capital Contribution, within the meaning of Section 1.704-1(b)(2)(iv)(f)(5)(i) of the Regulations) to the Partnership by a new or existing Limited Partner as consideration for a Partnership Interest;

(ii)                                  the distribution by the Partnership to a Partner of more than a de minimis amount (within the meaning of Section 1.704-1(b)(2)(iv)(f)(5)(ii) of the Regulations) of Partnership property as consideration for the redemption of a Partnership Interest; and

(iii)                               the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations.

(3)                                  the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the General Partner as of the date of distribution.

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Profits and Losses.  Any adjusting to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts as described in Section 4.6(a) above.

ARTICLE V.

ALLOCATIONS, DISTRIBUTIONS AND OTHER TAX AND ACCOUNTING MATTERS

5.1                                 Allocations.

(a)                                  For the purpose of this Agreement, the terms “Profits” and “Losses” mean, respectively, for each Partnership Fiscal Year or other period, the Partnership’s taxable income or loss for such Partnership Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted as follows:

(1)                                  any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 5.1(a) shall be added to such taxable income or loss;

(2)                                  in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Fiscal Year or other period;

(3)                                  any items that are specially allocated pursuant to Section 5.1(d) hereof shall not be taken into account in computing Profits or Losses; and

(4)                                  any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as such under Regulation Section 704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this Section 5.1(a) shall be deducted from such taxable income or loss.

(b)                                 Except as otherwise provided in Section 5.1(d) hereof, the Profits and Losses of the Partnership (and each item thereof) for each Partnership Fiscal Year shall be allocated among the Partners in accordance with their respective Percentage Interests.

(c)                                  For the purpose of Section 5.1(b) hereof, gain or loss resulting from any disposition of Partnership property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for federal income tax purposes differs from its Gross Asset Value.

(d)                                 Notwithstanding the foregoing provisions of this Section 5.1, the following provisions shall apply:

(1)                                  A Partner shall not receive an allocation of any Partnership deduction that would result in total loss allocations attributable to “Nonrecourse Liabilities” (as defined in Regulations Section 1.704-2(b)(3)) in excess of such Partner’s share of Minimum Gain (as determined under Regulations Section 1.704-2(g)).  The term “Minimum Gain” means an amount determined in accordance with Regulations Section 1.704-2(d) by computing, with respect to each Nonrecourse Liability of the Partnership, the amount of gain, if any, that the Partnership would realize if it disposed of the property subject to such liability for no consideration other than full satisfaction thereof, and by then aggregating the amounts so computed.  If the Partnership makes a distribution allocable to the proceeds of a Nonrecourse Liability, in accordance with Regulation Section 1.704-2(h) the distribution will be treated as allocable to an increase in Partnership Minimum Gain to the extent the increase results from encumbering Partnership property with aggregate Nonrecourse Liabilities that exceeds the property’s adjusted tax basis.  If there is a net decrease in Partnership Minimum

Gain for a Partnership Fiscal Year, in accordance with Regulations Section 1.704-2(f) and the exceptions contained therein, the Partners shall be allocated items of Partnership income and gain for such Partnership Fiscal Year (and, if necessary, for subsequent Partnership Fiscal Years) equal to the Partners’ respective shares of the net decrease in Minimum Gain within the meaning of Regulations Section 1.704-2(g)(2) (the “Minimum Gain Chargeback”).  The items to be allocated pursuant to this Section 5.1(d)(1) shall be determined in accordance with Regulations Section 1.704-2(f) and (j).

(2)                                  Any item of “Partner Nonrecourse Deduction” (as defined in Regulations Section 1.7042(i)) with respect to a “Partner Nonrecourse Debt” (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated to the Partner or Partners who bear the economic risk of loss for such Partner Nonrecourse Debt in accordance with Regulations Section 1.704-2(i)(1).  If the Partnership makes a distribution allocable to the proceeds of a Partner Nonrecourse Debt, in accordance with Regulation Section 1.704-2(i)(6) the distribution will be treated as allocable to an increase in Partner Minimum Gain to the extent the increase results from encumbering Partnership property with aggregate Partner Nonrecourse Debt that exceeds the property’s adjusted tax basis.  Subject to Section 5.1(d)(1) hereof, but notwithstanding any other provision of this Agreement, in the event that there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt (such Minimum Gain being hereinafter referred to as “Partner Nonrecourse Debt Minimum Gain”) for a Partnership Fiscal Year, then after taking into account allocations pursuant to Section 5.1(d)(1) hereof, but before any other allocations are made for such taxable year, and subject to the exceptions set forth in Regulations Section 1.7042(i)(4), each Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such Partnership Fiscal Year shall be allocated items of income and gain for such Partnership Fiscal Year (and, if necessary, for subsequent Partnership Fiscal Years) equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain as determined in a manner consistent with the provisions of Regulations

Section 1.704-2(g)(2). The items to be allocated pursuant to this Section 5.1(d)(2) shall be determined in accordance with Regulations Section 1.704-2(i)(4) and (j).

(3)                                  Pursuant to Regulations Section 1.752-3(a)(3), for the purpose of determining each Partner’s share of excess nonrecourse liabilities of the Partnership, and solely for such purpose, each Partner’s interest in Partnership profits is hereby specified to be such Partner’s Percentage Interest.

(4)                                  No Limited Partner shall be allocated any item of deduction or loss of the Partnership if such allocation would cause such Limited Partner’s Capital Account to become negative by more than the sum of (i) any amount such Limited Partner is obligated to restore upon liquidation of the Partnership, plus (ii) such Limited Partner’s share of the Partnership’s Minimum Gain and Partner Nonrecourse Debt Minimum Gain.  An item of deduction or loss that cannot be allocated to a Limited Partner pursuant to this Section 5.1(d)(4) shall be allocated to the General Partner.  For this purpose, in determining the Capital Account balance of such Limited Partner, the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6) shall be taken into account.  In the event that (A) any Limited Partner unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and (B) such adjustment, allocation, or distribution causes or increases a deficit balance (net of amounts which such Limited Partner is obligated to restore or deemed obligated to restore under Regulations Section 1.7042(g)(1) and 1.704-2(i)(5) and determined after taking into account any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that, as of the end of the Partnership Fiscal Year, reasonably are expected to be made to such Limited Partner) in such Limited Partner’s Capital Account as of the end of the Partnership Fiscal Year to which such adjustment, allocation, or distribution relates, then items of Gross Income (consisting of a pro rata portion of each item of Gross Income) for such Partnership Fiscal Year and each subsequent Partnership Fiscal Year shall be allocated to such Limited Partner until such deficit balance or increase in such deficit balance, as the case may be, has been eliminated.  In the event that this Section 5.1(d)(4) and Section 5.1(d)(1) and/or (2) hereof apply, Section 5.1(d)(1) and/or (2) hereof shall be applied prior to this Section 5.1(d)(4).

(e)                                  In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for federal income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the initial Gross Asset Value of such property.  If the Gross Asset Value of any Partnership property is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Gross Asset Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder.  In furtherance of the foregoing, the Partnership shall employ the method prescribed in Regulation Section 1.704-3(b) (the “traditional method”) or the equivalent successor provisions) of proposed, temporary or final Regulations.

(f)                                    Notwithstanding anything to the contrary contained in this Section 5.1, the allocation of Profits and Losses for any Partnership Fiscal Year during which a Person acquires a Partnership Interest (other than upon formation of the Partnership) or during which there is a change in the Partners’ Percentage Interests shall take into account the Partners’ varying interests for such Partnership Fiscal Year pursuant to any method permissible under Section 706 of the Code that is selected by the General Partner (notwithstanding any agreement between the assignor and assignee of such Partnership Interest although the General Partner may recognize any such agreement), which method may take into account the date on which the Transfer or an agreement to Transfer becomes irrevocable pursuant to its terms, as determined by the General Partner.

(g)                                 In the event of a sale or exchange of a Partner’s Partnership Interest or portion thereof or upon the death of a Partner, if the Partnership has not theretofore elected, pursuant to Section 754 of the Code, to adjust the basis of Partnership property, the General Partner shall cause the Partnership to elect, if the Person acquiring such Partnership Interest or portion thereof so requests, pursuant to Section 754 of the Code, to adjust the basis of Partnership property.  In addition, in the event of a distribution referred to in Section 734(b) of the Code, if the Partnership has not theretofore elected, the General Partner may, in the exercise of its reasonable discretion, cause the Partnership to elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership property.  Except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), such adjustment shall not be reflected in the Partners’ Capital Accounts and shall be effective solely for federal and (if applicable) state and local income tax purposes.  Each Partner hereby agrees to provide the Partnership with all information necessary to give effect to such election.  With respect to such election:

(1)                                  Any change in the amount of the depreciation deducted by the Partnership and any change in the gain or loss of the Partnership, for federal income tax purposes, resulting from an adjustment pursuant to Section 743(b) of the Code shall be allocated entirely to the transferee of the Partnership Interest or portion thereof so transferred.  No capital contribution obligation shall be imposed on any Partner and neither the Partnership Interest of, nor the amount of any cash distributions to, any Partner shall be affected as a result of such election, and except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the making of such election shall have no effect except for federal and (if applicable) state and local income tax purposes.

(2)                                  Solely for federal and (if applicable) state and local income tax purposes and not for the purpose of maintaining the Partners’ Capital Accounts (except as provided in Regulations Section 1.704-1(b)(2)(iv)(m)), the Partnership shall keep a written record for those assets, the basis of which are adjusted as a result of such election, and the amount at which such assets are carried on such record shall be debited (in the case of an increase in basis) or credited (in the case of a decrease in basis) by the amount of such basis adjustment.  Any change in the amount of the depreciation deducted by the Partnership and any change in the gain or loss of the Partnership, for federal and (if applicable) state and local income tax purposes, attributable to the basis adjustment made as a result of such election shall be debited or credited, as the case may be, on such record.

(h)                                 The Profits, Losses, gains, deductions, and credits of the Partnership (and all items thereof) for each Partnership Fiscal Year shall be determined in accordance with the accounting method followed by the Partnership for federal income tax purposes.

Except as provided in Sections 5.1(e) and 5.1(g) hereof, for federal income tax purposes, each item of income, gain, loss, or deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss, or deduction has been allocated pursuant to this Section 5.1.

(i)                                     To the extent permitted by Regulations Sections 1.704-2(h)(3) and 1.704-2(i)(6), the General Partner shall endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liabilities or Partner Nonrecourse Debt only to the extent that such distributions would cause or increase a deficit balance in any Partner’s Capital Account that exceeds the amount such Partner is otherwise obligated to restore (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the Partnership’s taxable year in which the distribution occurs.

(j)                                     If any Partner sells or otherwise disposes of any property, directly or indirectly, to the Partnership, and as a result thereof, gain on a subsequent disposition of such property by the Partnership is reduced pursuant to Section 267(d) of the Code, then, to the extent permitted by applicable laws, gain for federal income tax purposes attributable to such subsequent disposition shall first be allocated among the Partners other than the selling Partner in an amount equal to such Partners’ allocations of “book” gain on the property pursuant to this Section 5.1, and any remaining gain for federal income tax purposes shall be allocated to the selling Partner.

5.2                                 Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

5.3                                 Partnership Distributions.  The General Partner shall cause the Partnership to distribute all or a portion of Net Operating Cash Flow to the Partners from time to time as determined by the General Partner, but in any event not less frequently than quarterly in such amounts as the General Partner shall determine; provided, however, that all such distributions shall be made pro rata in accordance with the Partners’ then Percentage Interests; and provided further, that notwithstanding the foregoing, the General Partner shall use its best efforts (not requiring any material expenditure of funds or the incurrence of any material liability on the part of the General Partner) to cause the Partnership to distribute sufficient amounts to enable the Partnership to distribute sufficient amounts to the Partners so that they can distribute to any of their members or partners or partners of members to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (the “REIT Requirements”), and (b) avoid any federal income or excise tax liability of the general partner.  All amounts withheld pursuant to the Code or a provision of any state or local tax law with respect to any allocation, payment or distribution to any Partner shall be treated as amounts distributed to such Partner.

5.4                                 Books of Account.  At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character.  In addition, the Partnership shall keep all records required to be kept pursuant to the Act.  The books and records of account shall be kept separately from the books and records of account of any other Person, at the principal office of the Partnership, and each Partner and its representatives shall at all reasonable times have access to such books and records and the right to inspect and copy the same.

5.5                                 Tax Returns.

(a)                                  Consistent with all other provisions of this Agreement, the General Partner shall determine the methods to be used in the preparation of federal, state, and local income and other tax returns for the Partnership in connection with all items of income and expense, including, but not limited to, valuation of assets, the methods of depreciation and cost recovery, elections, credits, and tax accounting methods and procedures.

(b)                                 The Partnership shall timely cause to be prepared and transmitted to the Partners federal and appropriate state and local Partnership Income Tax Schedules “K-1, or any substitute therefor, with respect to such Partnership Fiscal Year on appropriate forms.

5.6                                 Tax Matters Partner.  The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership.

ARTICLE VI.

RIGHTS AND DUTIES OF, AND RESTRICTIONS ON THE GENERAL PARTNER

6.1                                 Expenditures by Partners.  Subject to Section 6.4 and Section 2.3, the General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership.  All of the aforesaid expenditures shall be made on behalf of the Partnership and the General Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall have been made other than out of the funds of the Partnership.  The Partnership shall also assume, and pay when due, all Administrative Expenses.

6.2                                 Powers and Duties of General Partner.  The General Partner shall be responsible for the management of the Partnership’s business and affairs.  Except as otherwise herein expressly provided, and subject to the limitations contained in Section 2.3, Section 6.3 and Section 6.4 hereof, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized.  Except as otherwise expressly provided herein, and subject to Sections 2.3 and 6.3 and 6.4 hereof, the General Partner shall have the right, power and authority:

(a)                                  To manage, insure against loss and protect the Property or any portion thereof; to improve, develop or redevelop the Property; to participate in the ownership, redevelopment and expansion of the Property; to mortgage, pledge or otherwise encumber the Property, or any portion thereof, but only in accordance with Section 2.3 hereof; to lease the Property or any portion thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases; to grant easements of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to the Property or any portion thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on the Property; to insure any Person having an interest in or responsibility for the care, management or repair of said Property;

(b)                                 To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to, employees, contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers, placement agents, financial advisors and others, the General Partner agreeing to employ at all times a sufficient number of employees in light of its contemplated business operations;

(c)                                  To enter into contracts on behalf of the Partnership in accordance with Sections 2.3 and 6.4 hereof;

(d)                                 To sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(e)                                  To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership or any Affiliate thereof, for the conservation of the Partnership’s assets or for any purpose convenient or beneficial to the Partnership or any Affiliate thereof;

(f)                                    To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings, and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts; provided, however, that in no event in connection with any of the foregoing shall the accounts or funds of the Partnership be commingled with the accounts or funds of any other Person and the Partnership shall at all times pay its own liabilities from Partnership funds;

(g)                                 To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the

Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms with or without security;

(h)                                 To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

(i)                                     To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements and contractual obligations entered into by the Partnership from time to time in accordance with the provisions of this Agreement, using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

(j)                                     To maintain the Partnership’s books and records; and

(k)                                  To prepare and deliver, or cause to be prepared, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal and state tax returns and reports.

Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.  Nothing contained in this Section 6.2 shall authorize the General Partner to take any action which would be in violation of Section 2.3 or Section 6.4.

Notwithstanding any other provision of this Agreement, the Bankruptcy of the General Partner shall not cause the General Partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.  This Section 6.2, together with the definition of “Bankruptcy” set forth in this Agreement, is intended to and shall supersede  any events of withdrawal set forth in the Act.

6.3                                 Proscriptions.  The General Partner shall not have the authority:

(a)                                  to do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

(b)                                 to possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or

(c)                                  to do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person or  Entity doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or any other instrument or document on behalf of the Partnership.

6.4                                 Waiver and Indemnification.  Neither the General Partner nor any of its Affiliates, directors, trust managers, officers, employees, shareholders, nor any Person acting on its behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act, provided that the General Partner’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the General Partner or such other Person shall not be guilty of fraud, willful misconduct or gross negligence.  The Partnership shall, and hereby does, indemnify and hold harmless the General Partner and its Affiliates, their respective directors, officers, shareholders, employees and any other individual acting on their behalf; provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

6.5                                 Additional Partners.  Additional Partners may be admitted to the Partnership only with the consent of the General Partner and the Limited Partner.

6.6                                 Limitation of Liability of Members, Employees and Officers of the General Partner.  Any obligation or liability whatsoever of the General Partner which may arise at any time under this Agreement or any other instrument, transaction, or undertaking contemplated hereby shall be satisfied, if at all, out of the assets of the General Partner or the Partnership only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any of the General Partner’s members, officers, employees, or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE VII.

DISSOLUTION, LIQUIDATION AND WINDING UP

7.1                                 Accounting.  In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which shall be certified) shall be made of the Capital Account of each Partner and of the Profits or Losses of the Partnership from the date of the last previous accounting to the date of dissolution.

7.2                                 Distribution on Dissolution.  In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

(a)                                  Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

(b)                                 Establishment of reserves as determined by the General Partner to provide for contingent liabilities, if any;

(c)                                  Payment of debts of the Partnership to Partners, if any, in the order of priority provided by law;

(d)                                 To the Partners in accordance with the positive balances in their Capital Accounts after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs (other than those distributions made pursuant to this Section 7.2(d) and Section 7.4 hereof).

If upon dissolution and termination of the Partnership the Capital Account of the Limited Partner is less than zero, then the Limited Partner shall have no obligation to restore the negative balance in its Capital Account.  Whenever the Liquidating Agent reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the above provisions.

7.3                                 Sale of Partnership Assets.  In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidating Agent may sell Partnership property; provided, however, that all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidating Agent solely on an “arm’s length” basis, at the best price and on the best terms and conditions as the Liquidating Agent in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Limited Partner.  The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, purchase money mortgages installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets-and all obligations of the Partnership have been satisfied or assumed by the General Partner.  The Liquidating Agent shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full.

7.4                                 Distributions in Kind.  In the event that it becomes necessary to make a distribution of Partnership property in kind, the General Partner may, with the consent of the Limited Partner, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 7.2 hereof.  Immediately prior to the distribution of Partnership property in kind to a Partner, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (to the extent not previously reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value as of the date of the distribution.

7.5                                 Documentation of Liquidation.  Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidating Agent shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Partnership.

7.6                                 Liability of the Liquidating Agent.  The Liquidating Agent shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Agent’s taking of any action authorized under or within the scope of this Agreement; provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership; and provided, further, that the Liquidating Agent shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arose out of:

(a)                                  a matter entirely unrelated to the Liquidating Agent’s action or conduct pursuant to the provisions of this Agreement; or

(b)                                 the proven misconduct or negligence of the Liquidating Agent.

ARTICLE VIII.

TRANSFER OF PARTNERSHIP INTERESTS

8.1                                 Transfer.  Either Partner may transfer its interest to an Affiliate without consent of any other Partner.  Either Partner may transfer its interest directly or indirectly to any Person other than an Affiliate only with the written consent of all the Partners.

ARTICLE IX.

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER

9.1                                 No Participation in Management.  Except as expressly permitted hereunder, the Limited Partner shall not take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

9.2                                 Bankruptcy of the Limited Partner.  The Bankruptcy of the Limited Partner shall not cause a dissolution of the Partnership, but the rights of the Limited Partner to share in the

Profits or Losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such event, devolve on its personal representative (as defined in the Act), subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership.  However, in no event shall such assignee(s) become a Substituted Limited Partner.

9.3                                 No Withdrawal.  The Limited Partner may not withdraw from the Partnership without the prior written consent of the General Partner, other than as expressly provided in this Agreement.

9.4                                 Duties and Conflicts.  The General Partner recognizes that the Limited Partner and its Affiliates has or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such persons are entitled to carry on such other business interests, activities and investments.  The Limited Partner and its Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner.  Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

9.5                                 Continuation of Partnership Notwithstanding Loss of Limited Partners.  Upon the occurrence of any event that would result in there being no limited partner in the Partnership, the Partnership shall not dissolve and the general partners or the personal representative of the last remaining limited partner shall agree in writing to continue the business of the Partnership and to the admission of the personal representative of such limited partner or its nominee or designee to the limited partnership as a limited partner, effective as of the occurrence of the event that caused the last limited partner to cease to be a limited partner.

ARTICLE X.

GENERAL PROVISIONS

10.1                           Notices.  All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or three business days after deposit in United States mail, certified, postage prepaid, and properly addressed, by or to the appropriate party.  For purposes of this Section 10.1, the addresses of the parties hereto are all at c/o Simon Property Group, 115 W. Washington Street, Indianapolis, Indiana 46204.  The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

10.2                           Successors.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

10.3                           EFFECT AND INTERPRETATION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN CONFORMITY WITH THE LAWS OF THE STATE OF DELAWARE.

10.4                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

10.5                           Partners Not Agents.  Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

10.6                           Entire Understanding; Etc..  This Agreement and the other agreements referenced herein or therein constitutes the entire agreement and understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within.

10.7                           Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

10.8                           Pronouns and Headings.  As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction.  The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.  Any references in this Agreement to “including” shall be deemed to mean “including without limitation.”

10.9                           Assurances.  Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written.

GENERAL PARTNER:

CHELSEA PROPERTY GROUP, INC.,
a Maryland corporation

By:	/s/ Michael J Clark
Name: Michael J. Clark
Title: Executive Vice President
and Chief Financial Officer

LIMITED PARTNER:

SIMON PROPERTY GROUP, L.P.,
a Delaware limited partnership

	By:	Simon Property Group, Inc.,
a Delaware corporation, its general partner

		By:	/s/ Stephen E. Sterrett
Stephen E. Sterrett
Executive Vice President and
Chief Financial Officer

SCHEDULE 1

CAPITAL ACCOUNT PERCENTAGES

PERCENTAGE INTEREST
GENERAL PARTNER

Chelsea Property Group, Inc.	85.981%

LIMITED PARTNER(S)

Simon Property Group, L.P.	14.019%

TOTAL	100.0%